Exhibit 2.5

AGREEMENT AND PLAN OF MERGER

DATED AS OF            , 2012

BY AND AMONG

SILVER BAY REALTY TRUST CORP.,
a Maryland corporation

SILVER BAY OPERATING PARTNERSHIP L.P.,
a Delaware limited partnership

PROVIDENT RESIDENTIAL REAL ESTATE FUND LLC
a Minnesota limited liability company

AND

SB RESI I MERGER SUB LLC
a Minnesota limited liability company

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

Schedule 3.01(c)	OPERATING PARTNERSHIP SUBSIDIARIES
Schedule 4.03	MEMBERS OF RESI
Schedule 4.09	SIDE LETTERS
Schedule 5.03	ADDITIONAL CONSIDERATION
Schedule 7.03(f)	OPINION OF BARNES & THORNBURG LLP
Exhibit A	LIST OF PARTICIPATING ENTITIES
Exhibit B	CHARTER AND BYLAWS OF THE REIT
Exhibit C	OPERATING PARTNERSHIP AGREEMENT
Exhibit D	MANAGEMENT AGREEMENT
Exhibit E	PROPERTY MANAGEMENT AND ACQUISITION SERVICES AGREEMENT
Exhibit F-1	REGISTRATION RIGHTS AGREEMENT FOR REIT SHARES ISSUED TO TWO HARBORS AND THE PRE-FORMATION PARTICIPANTS IN THE PROVIDENT ENTITIES
Exhibit F-2	REGISTRATION RIGHTS AGREEMENT FOR REIT SHARES TO BE ISSUED IN CONNECTION WITH REDEMPTION OF OP UNITS
Exhibit G	INVESTOR LOCK-UP AGREEMENT
Exhibit H	FORMATION TRANSACTION DOCUMENTATION
Exhibit I	AUTOMATED VALUATION MODEL
Exhibit J	REPRESENTATION, WARRANTY AND INDEMNIFICATION AGREEMENT

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November       , 2012, by and among Silver Bay Operating Partnership L.P., a Delaware limited partnership (the “Operating Partnership”), Silver Bay Realty Trust Corp., a Maryland corporation (the “REIT”), Provident Residential Real Estate Fund LLC, a Minnesota limited liability company (“RESI”), SB RESI I Merger Sub LLC, a wholly owned merger subsidiary of the Operating Partnership and a Minnesota limited liability company (“Merger Sub”) and for purposes of Section 2.04, Provident Real Estate Advisors, LLC (“Provident”) in its capacity as the managing member of RESI.  Certain capitalized terms are defined in Section 8.02 of this Agreement.

RECITALS

WHEREAS, the REIT desires to consolidate the ownership of a portfolio of properties currently owned, directly or indirectly, by certain entities each as described on Exhibit A hereto;

WHEREAS, pursuant to this Agreement, concurrently with the completion of the IPO (as defined below), the Merger Sub will merge with and into RESI, with RESI as the surviving entity (the “Merger”), pursuant to which each membership interest in RESI (a “RESI Equity Interest”) will be converted automatically as set forth herein into the right to receive cash, without interest, common units of limited partnership interest in the Operating Partnership (the “OP Units”) or REIT Shares, or a combination of the foregoing;

WHEREAS, concurrently with the execution of this Agreement, the REIT and the Operating Partnership will enter into an agreement and plan of merger substantially identical to this Agreement with the other Provident Entity identified as a “Merger Entity” on Exhibit A (collectively with RESI, the “Merger Entities”), pursuant to which, concurrently with the Merger, a separate wholly owned Subsidiary of the Operating Partnership will merge with and into such Merger Entity;

WHEREAS, concurrently with the execution of this Agreement, the REIT, Operating Partnership and holders of interests in certain other Provident Entities identified  as “Contribution Entities” on Exhibit A hereto, will enter into contribution agreements, pursuant to which, concurrently with the Merger each such contributor shall contribute to the Operating Partnership or REIT all of such contributor’s interests in the applicable Contribution Entity, and the Operating Partnership or REIT shall acquire from each such contributor all of such other contributor’s right, title and interest as a holder of the interests in such Contributed Entities;

WHEREAS, concurrently with the execution of this Agreement, the REIT and the Operating Partnership will enter into a contribution agreement (the “Two Harbors Contribution Agreement”) with Two Harbors Operating Company LLC (“Two Harbors LLC”) pursuant to which, concurrently with the Merger, Two Harbors LLC shall contribute to the REIT all of Two Harbors LLC’s interest in Two Harbors Property Investment LLC (“Two Harbors Property”), and the REIT shall acquire from Two Harbors LLC all of Two Harbors LLC’s right, title and interest as a holder of the interests in Two Harbors Property;

WHEREAS, the Formation Transactions relate to the proposed initial public offering (the “IPO”) of the common stock, par value $0.01 per share of the REIT (“REIT Shares”), under a Form S-11 Registration Statement initially filed on September 11, 2012 (File No. 333-183838), as the same may be amended from time to time (the “Registration Statement”),  immediately following which the REIT will contribute the IPO proceeds to the Operating Partnership concurrently with the mergers and contributions described above and will elect to be taxed and operate as a real estate investment trust within the meaning of Section 856 of the Code, externally managed by PRCM Real Estate Advisers LLC; and

WHEREAS, in accordance with applicable Law, the Merger Sub may be merged with another entity, subject to the requisite approval of the members as required by applicable Law;

WHEREAS, Silver Bay Management LLC, as general partner of the Operating Partnership, has approved and authorized the Merger and the other Formation Transactions in accordance with the Minnesota Limited Liability Company Act (the “Minnesota Act”) and the Limited Partnership Agreement of the Operating Partnership;

WHEREAS, the managing member of RESI has determined that it is advisable and in the best interests of RESI, and its other members to proceed with the Merger and the other Formation Transactions on the terms described in this Agreement; and

WHEREAS, RESI has obtained the requisite approval of its members to the Merger and the other Formation Transactions applicable to RESI.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
THE MERGER

Section 1.01                       THE MERGER.  At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and in accordance with applicable Laws, Merger Sub shall be merged with and into RESI, whereby the separate existence of Merger Sub shall cease, and RESI shall continue its existence under Minnesota law as the surviving entity (hereinafter sometimes referred to as the “Surviving Entity”).

Section 1.02                       EFFECTIVE TIME.  Subject to and upon the terms and conditions of this Agreement, concurrently with or as soon as practicable after (i) the completion of the IPO and (ii) the satisfaction or waiver of the conditions set forth in Article VII, the Merger Sub and RESI shall file articles of merger or a similar document with respect to the Merger (the “Articles of Merger”) as may be required by applicable Law with the Secretary of State of the State of Minnesota, providing that the Merger shall become effective upon filing or at such later date and time set forth in the Articles of Merger that is not more than thirty (30) days after the acceptance of such Articles of Merger by the Secretary of State of the State of Minnesota for record (the “Effective Time”), together with any certificates and other filings or recordings related thereto, in such forms as are required by, and executed in accordance with, the relevant provisions of applicable Laws.

Section 1.03                       EFFECT OF THE MERGER.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and applicable Laws.

Section 1.04                       ORGANIZATIONAL DOCUMENTS.  At the Effective Time, the Organizational Documents of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Organizational Documents of the Surviving Entity until thereafter amended as provided therein or in accordance with applicable Law.

Section 1.05                       CONVERSION OF RESI EQUITY INTERESTS.

(a)                                 Under and subject to the terms and conditions of the respective Formation Transaction Documentation, as the result of an irrevocable election indicated on an Election Form submitted by a Pre-Formation Participant or as a result of the failure of a Pre-Formation Participant to submit an Election Form, each Pre-Formation Participant is irrevocably bound to accept and entitled to receive, as a result of and upon consummation of the Merger or other Formation Transactions, the cash, REIT Shares or OP Units determined in accordance with Section 1.05(b).

(b)                                 At the Effective Time, by virtue of the Merger and without any action on the part of the Operating Partnership, RESI or the holders of any interest in RESI, except as set forth in Section 1.06, each RESI Equity Interest shall be converted automatically into the right to receive its Merger Consideration in either cash, OP Units or REIT Shares as set forth herein. Each holder of a RESI Equity Interest that receives OP Units in the Merger shall upon receipt of such OP Units and the delivery of an Election Form or a counterpart signature page to the Operating Partnership Agreement and such other documents and instruments as may be required in the sole discretion of the REIT to effect such holder’s admission as a limited partner of the Operating Partnership, be admitted as a limited partner of the Operating Partnership in accordance with the Minnesota Act and the Operating Partnership Agreement.

Subject to Section 1.08 and Section 2.02(c), the amount of cash, number of OP Units or number of REIT Shares comprising the Merger Consideration for each RESI Equity Interest so converted shall be as follows:

(i)                                     Cash.  If such holder of the RESI Equity Interest is not an Accredited Investor, but has made a Valid Election to receive cash and has submitted a Sale Consent (as defined below), such holder shall receive from the Operating Partnership the Elected Cash Amount. If such holder of the RESI Equity Interest is an Accredited Investor who has made a Valid Election to receive cash and who has submitted a Sale Consent, such holder shall receive the Elected Cash Amount subject to the limitations contained in the following provisions:

(A)                               to the extent the amount of cash that would be paid to Pre-Formation Participants in the Formation Transactions, as a result of electing to receive cash (including Valid Elections under this Agreement), exceeds the Maximum Cash Amount Available for Proration, such holder shall receive as its Merger Consideration its Pro-Rata Share in cash from the Operating Partnership and  the balance of its Merger Consideration from the REIT in a number of REIT Shares determined by subtracting from such holder’s Merger Consideration the number of REIT Shares representing the quotient obtained by dividing the cash received by the IPO Price; and

(B)                               to the extent such distribution of REIT Shares to such holder of a RESI Equity Interest would result in a violation of the restrictions on ownership and transfer set forth in Section 7.2.1 of the REIT’s charter (the “Ownership Limits”), such holder shall receive

(x)  the maximum number of REIT Shares that would not result in such a violation of the Ownership Limits, and

(y) that number of OP Units equal to the remaining number of REIT Shares not distributed as a result of the application of the foregoing clause (x) unless the Board of Directors of the REIT excepts such Person from the Ownership Limits.

(ii)                                  OP Units.  If such holder of a RESI Equity Interest has made a Valid Election to receive OP Units or has not submitted an Election Form, such holder shall receive the Elected OP Unit Amount from the Operating Partnership; and

(iii)                               REIT Shares.  If such holder of a RESI Equity Interest has made a Valid Election and has submitted a Sale Consent to receive REIT Shares, such holder  shall receive the Elected REIT Share Amount from the REIT; provided that to the extent the payment in the form of REIT Shares to such holder would result in a violation of the Ownership Limits, such Contributor shall receive:

(x)  the maximum number of REIT Shares that would not result in such a violation of the Ownership Limits, and

(y) that number of OP Units equal to the remaining number of REIT Shares not received as a result of the application of the foregoing clause (x) unless the Board of Directors of the REIT excepts such Person from the Ownership Limits.

(c)                                  At the Closing, the Operating Partnership shall issue to the REIT a number of OP Units equal to the number of REIT Shares issued by the REIT hereunder.

Section 1.06                       CANCELLATION AND RETIREMENT OF RESI EQUITY INTERESTS.  From and after the Effective Time, (a) each RESI Equity Interest converted into the right to receive the Merger Consideration pursuant to Section 1.05(b) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such RESI Equity Interest so converted shall thereafter cease to have any rights as an equity holder of RESI, except the right to receive the Merger Consideration applicable thereto and (b) each RESI Equity Interest issued and outstanding that is owned by the REIT, the Operating Partnership or any of their direct or indirect wholly owned Subsidiaries shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered hereunder in exchange therefor.

Section 1.07                       CONVERSION OF MERGER SUB MEMBER INTERESTS. At the Effective Time, by virtue of the Merger and without any action on the part of the REIT, the Operating Partnership or Merger Sub, each member interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become a member interest in the Surviving Entity.

Section 1.08                       FRACTIONAL INTERESTS.  No fractional OP Units or REIT Shares shall be issued in the Merger.  All fractional OP Units that a holder of RESI Equity Interests would otherwise be entitled to receive as a result of the Merger and the other Formation Transactions shall be aggregated, and each holder shall receive the number of whole OP Units resulting from such aggregation and, in lieu of any fractional OP Unit resulting from such aggregation, an amount in cash determined by multiplying that fraction of an OP Unit to which such holder would otherwise have been entitled, by the IPO Price.  All fractional REIT Shares that a holder of RESI Equity Interests would otherwise be entitled to receive as a result of the Merger and the other Formation Transactions shall be aggregated, and each holder shall receive the number of whole REIT Shares resulting from such aggregation and, in lieu of any fractional REIT Share resulting from such aggregation, an amount in cash determined by multiplying that fraction of a REIT Share to which such holder would otherwise have been entitled, by the IPO Price.  No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional OP Unit or REIT Share.

Section 1.09                       CALCULATION OF MERGER CONSIDERATION.  As soon as practicable following the determination of the IPO Price and prior to the Effective Time, all calculations relating to the Merger Consideration shall be performed in good faith by, or under the direction of, Provident and, absent manifest error, shall be final and binding upon the holders of RESI Equity Interests.

Section 1.10                       TRANSACTION COSTS.  The transaction costs and expenses of the REIT, the Operating Partnership and the Participating Entities in connection with the Formation Transactions and the IPO, which include, but are not limited to, the underwriting discounts and commissions shall be paid in accordance with the terms of the Side Letter.

Section 1.11                       DISSENTERS’ RIGHTS.  Notwithstanding anything in this Agreement to the contrary, each equity interest (if any) of the RESI Equity Interests issued and outstanding immediately before the Effective Time for which the holder has the right to demand (under Section 322B.383 of the Minnesota Act), and has made a demand for, appraisal of such share under Section 322B.386 of the Minnesota Act (each a “Dissenting Interest”) will not be converted into the right to receive its portion of the Merger Consideration as provided by this Agreement at or after the Effective Time, and RESI or the Surviving Entity will therefore have no obligation to pay the portion of the Merger Consideration in respect of any such Dissenting Interest, unless and until the holder of such RESI Equity Interest withdraws such holder’s demand for dissenters’ rights or becomes ineligible for dissenters’ rights.  If, after the Effective Time, any such holder fails to perfect (or otherwise loses) any such right to appraisal, then each such RESI Equity Interest of such holder will be treated as a RESI Equity Interest that had been converted as of the Effective Time into the right to receive its portion of the Merger Consideration strictly through the Elected Cash Amount, without interest.  RESI will give prompt notice to the Operating Partnership of each demand received by RESI for appraisal of RESI Equity Interests, and the Operating Partnership will have the right to participate in negotiations and proceedings regarding each such demand.  RESI will not, except with the prior written consent of Operating Partnership, settle or make, or offer to settle or make, any payment regarding any such demand.  Each Person holding of record or beneficially owning Dissenting Interests who becomes entitled under Section 322B.383 and Section 322B.386 of the Minnesota Act and this Section 1.11 to payment of the fair value of such Dissenting Interests (and any other payments required by Section 322B.383 or Section 322B.386 of the Minnesota Act) will receive payment therefor from RESI or the Surviving Entity.

ARTICLE II
CLOSING; TERM OF AGREEMENT

Section 2.01                       CLOSING.  Unless this Agreement shall have been terminated pursuant to Section 2.05, and subject to the satisfaction or waiver of the conditions in Article VII, the filing of the Articles of Merger, the Effective Time and the closing of the other transactions contemplated by this Agreement shall occur substantially concurrently with the receipt by the REIT of the proceeds from the IPO from the underwriters (the “Closing” or the “Closing Date”).  The Closing shall take place at the offices of Orrick, Herrington & Sutcliffe LLP or such other place as determined by the REIT in its sole discretion.  The Closing hereunder and the closing of the IPO shall be deemed concurrent for all purposes.

Section 2.02                       PAYMENT OF MERGER CONSIDERATION.

(a)                                 As soon as reasonably practicable after the Effective Time, the Surviving Entity (or its successor in interest) shall deliver to each holder of RESI Equity Interests which have been converted into the right to receive the Merger Consideration pursuant to Section 1.05(b) hereof, the Merger Consideration payable to such holder in the amounts and form provided in Section 1.05(b) hereof.  The issuance of the OP Units pursuant to Section 1.05(b) and admission of the recipients thereof as limited partners of the Operating Partnership shall be evidenced by an amendment to the Operating Partnership Agreement, and the Operating Partnership shall deliver, or cause to be delivered, an executed copy of such amendment to each Pre-Formation Participant receiving OP Units hereunder.  Any certificate representing REIT Shares issuable as Merger Consideration shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE CORPORATION AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

In addition, each such certificate representing REIT Shares so issuable shall bear a legend reflecting certain transfer and other restrictions for the purpose of maintaining the REIT’s status as a real estate investment trust under the Code, in accordance with applicable Law

(b)                                 The Surviving Entity (or its successor in interest) shall not be liable to any holder of RESI Equity Interests for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(c)                                  The Operating Partnership as of the date hereof is, and Merger Sub as of the date of its formation will be, a disregarded entity for federal income tax purposes.  The parties intend that the Merger pursuant to this Agreement will occur simultaneously with the contributions (including the contribution of the IPO proceeds by the REIT to the Operating Partnership) described in the recitals as part of a single plan.  The parties further intend that, solely for federal income tax purposes, (i) any payment of cash and/or REIT Shares for RESI Equity Interests will be treated as a sale of such RESI Equity Interests to the REIT by the holder  and a purchase of a proportionate share of the assets of  RESI by the REIT followed by a drop-down of such assets into the Operating Partnership governed by Section 721 of the Code and (ii) the payment of OP Units for RESI Equity Interests will be treated as a contribution of the RESI Equity Interests to the Operating Partnership by the holder in a transaction governed by Section 721 of the Code and an acquisition by the Operating Partnership of a proportionate share of the assets of RESI.  Notwithstanding the foregoing, the parties further agree that if the Merger is deemed to be a “merger” of RESI and the Operating Partnership for federal income tax purposes, (i) the payment of  cash and/or REIT Shares for RESI Equity Interests shall be treated as a sale of such RESI Equity Interests by the holder and a purchase of such RESI Equity Interests by the Operating Partnership for the cash and/or REIT Shares so paid under the terms of this Agreement in accordance with Treasury Regulations Section 1.708-1(c)(4), and (ii) each such holder of RESI Equity Interests who accepts cash and/or REIT Shares shall explicitly agree and consent (the “Sale Consent”) to such treatment in their Election Form as a condition to electing such consideration.    Notwithstanding Section 1.05(b) and any holder’s election as to the form of their Merger Consideration, if any holder (other than a holder that is not an Accredited Investor) fails to execute a Sale Consent prior to the Closing, such holder’s Merger Consideration shall consist solely of OP Units.  Any cash paid as the Merger Consideration for a RESI Equity Interest to a holder that is not an Accredited Investor shall be paid only after the receipt of a Sale Consent from such holder.

Section 2.03                       TAX WITHHOLDING.  The REIT, the Operating Partnership, the Merger Sub and RESI, as applicable, shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of RESI Equity Interests such amounts required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of RESI Equity Interests in respect of which such deduction and withholding was made. To the extent the amount required to be withheld exceeds the amount of cash receivable by the holder, the excess withheld amount shall be treated as a loan from the payor to the holder, which shall be due immediately from the holder and shall bear interest at the rate of fifteen percent (15%) per annum (or, if less, the maximum rate allowable under applicable Law).

Section 2.04                       FURTHER ACTION.  If, at any time after the Effective Time, the Surviving Entity shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity the right, title or interest in, to or under any of the rights, properties or assets of RESI acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of RESI or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of RESI or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement. At the Closing, Provident shall deliver or cause to be delivered to the Surviving Entity all the books and records of RESI. At the request of the Surviving Entity, Provident shall promptly provide access to the representatives, agents and attorneys of the Surviving Entity to the books, records and related documents of Provident required or deemed necessary by the Surviving Entity, and shall use commercially reasonable efforts and cooperate fully with the Surviving Entity to effect this Section 2.04.

Section 2.05                       TERM OF THE AGREEMENT.  This Agreement shall terminate (a) upon the election of RESI if the Formation Transactions have not closed within 180 days of the Initial Valuation as reflected in the Registration Statement or (b) automatically if the Registration Statement shall have been withdrawn (such date is hereinafter referred to as the “Outside Date”).

Section 2.06                       EFFECT OF TERMINATION.  In the event of termination of this Agreement for any reason, all obligations on the part of the REIT, the Operating Partnership, the Merger Sub and RESI under this Agreement shall terminate, except that the obligations set forth in Article VIII shall survive; it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to a non-breaching party’s obligations under this Agreement are not satisfied by the Outside Date as a result of the other party’s material breach of a covenant, representation, warranty or other obligation under this Agreement or any other Formation Transaction Documentation, the non-breaching party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE REIT,
THE OPERATING PARTNERSHIP AND MERGER SUB

Each of the REIT, the Operating Partnership and Merger Sub hereby represents and warrants to RESI, severally as to itself, as follows:

Section 3.01                       ORGANIZATION; AUTHORITY

(a)                                 The REIT is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland.  The REIT has all requisite power and authority to enter this Agreement and the other Formation Transaction Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a REIT Material Adverse Effect.

(b)                                 Each of the Operating Partnership and Merger Sub is duly incorporated or formed, is validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, and upon the effectiveness of the Operating Partnership Agreement, will have all requisite power and authority to enter into this Agreement and the other Formation Transaction Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its property and to carry on its business as presently conducted and each of the Operating Partnership and Merger Sub, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect.

(c)                                  Schedule 3.01(c) sets forth as of the date hereof each Subsidiary of the Operating Partnership (each an “Operating Partnership Subsidiary”), all of which are, directly or indirectly, wholly owned by the Operating Partnership.  Each Operating Partnership Subsidiary is duly organized or formed, is validly existing and is in good standing under the Laws of its jurisdiction of organization or formation, as applicable, has all requisite power and authority to own, lease and/or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect.

Section 3.02                       DUE AUTHORIZATION.  The execution, delivery and performance of this Agreement and the other Formation Transaction Documentation (including each agreement, document and instrument executed and delivered by or on behalf of the REIT, the Operating Partnership and Merger Sub pursuant to this Agreement or the other Formation Transaction Documentation) by the REIT, the Operating Partnership and Merger Sub, have been duly and validly authorized by all necessary actions required of each of the REIT, the Operating Partnership and Merger Sub, respectively.  This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of each of the REIT, the Operating Partnership and Merger Sub pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of each of the REIT, the Operating Partnership and Merger Sub, each enforceable against each of the REIT, the Operating Partnership and Merger Sub, in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.03                       CONSENTS AND APPROVALS.  Except for the filing of the Articles of Merger in accordance with Section 1.02 hereof or in connection with the IPO and the consummation of the other Formation Transactions, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the REIT, the Operating Partnership or Merger Sub in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby, except for (a) those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect, or (b) those consents of the Pre-

Formation Participants under the organizational documents of the applicable Provident Entity, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect.

Section 3.04                       NO VIOLATION.  None of the execution, delivery or performance of this Agreement, the other Formation Transaction Documentation, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the organizational documents of the REIT, the Operating Partnership or Merger Sub, (b) any material agreement, document or instrument to which the REIT, the Operating Partnership or Merger Sub or any of their respective assets are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on the REIT,  the Operating Partnership or Merger Sub.

Section 3.05                       VALIDITY OF REIT SHARES AND OP UNITS.  The REIT Shares to be issued pursuant to this Agreement will have been duly authorized by the REIT and, when issued against the consideration therefor, will be validly issued, fully paid and non-assessable and free and clear of all Liens created by the REIT (other than Liens created by the charter of the REIT).  The OP Units to be issued pursuant to this Agreement will have been duly authorized and, when issued against the consideration therefor, will be validly issued by the Operating Partnership, free and clear of all Liens created by the Operating Partnership (other than any Liens created by the Operating Partnership Agreement).

Section 3.06                       OPERATING PARTNERSHIP AGREEMENT.  Attached as Exhibit B hereto is a true and correct copy of the charter and bylaws of the REIT in substantially final form. Attached as Exhibit C hereto is a true and correct copy of the Operating Partnership Agreement in substantially final form.

Section 3.07                       LIMITED ACTIVITIES.  Except for activities in connection with the IPO, the Formation Transactions or in the ordinary course of business, none of the REIT, the Operating Partnership, the Operating Partnership Subsidiaries or Merger Sub has engaged in any material business or incurred any material obligations.

Section 3.08                       COMPLIANCE WITH LAWS.  Each of the REIT and the Operating Partnership has conducted its respective business in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect.  Neither the REIT nor the Operating Partnership nor, to the knowledge of the REIT, any third party has been informed in writing of any continuing violation of any such Laws or that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect.

Section 3.09                       LITIGATION.  Except for actions, suits or proceedings covered by policies of insurance, there is no action, suit or proceeding pending or, to the knowledge of the REIT, the Operating Partnership or Merger Sub, threatened against the REIT, the Operating Partnership or any Operating Partnership Subsidiary.

Section 3.10                       NO IMPLIED REPRESENTATIONS OR WARRANTIES.  Other than the representations and warranties expressly set forth in this Article III and any other agreement entered into in connection with the Formation Transactions, the REIT, the Operating Partnership and Merger Sub

shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.  All representations, warranties and covenants of the REIT, the Operating Partnership and Merger Sub contained in this Agreement (other than Section 3.05) shall expire at the Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF RESI; HOLDBACK

Except as disclosed in the schedules attached hereto, RESI represents and warrants to the REIT, the Operating Partnership and Merger Sub that the following statements are true and correct as of the date hereof and shall be true and correct as of the Closing Date:

Section 4.01                       ORGANIZATION; AUTHORITY.  RESI is duly organized, validly existing and in good standing under the Laws of the State of Minnesota, and has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and the other Formation Transaction Documentation to which it is a party (including any agreement, document and instrument executed and delivered by or on behalf of RESI pursuant to this Agreement or the other Formation Transaction Documentation) and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate any Property owned, leased and/or operated by it and to carry on its business as presently conducted.  RESI is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of a Property make such qualification necessary. As of the date hereof, RESI has no Subsidiaries.

Section 4.02                       DUE AUTHORIZATION.  The execution, delivery and performance by RESI of this Agreement and the other Formation Transaction Documentation (including any agreement, document and instrument executed and delivered by or on behalf of RESI pursuant to this Agreement or the other Formation Transaction Documentation) to which it is a party have been duly and validly authorized by all necessary actions required of RESI.   This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of RESI pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of RESI, each enforceable against RESI in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.03                       CAPITALIZATION.  Schedule 4.03 sets forth as of the date hereof the ownership of RESI.  All of the issued and outstanding equity interests of RESI are duly authorized, validly issued and fully paid and are not subject to preemptive rights, transfer restrictions, or appraisal, dissenters’ or other similar rights under the organizational documents of or any contract to which RESI is a party or otherwise bound, except for statutory dissenters’ rights in respect of the Merger pursuant to Section 322B.383 of the Minnesota Act.  There are no outstanding rights to purchase, subscriptions, warrants, options or any other security convertible into or exchangeable for equity interests in RESI.

Section 4.04                       CONSENTS AND APPROVALS.  Except for the filing of the Articles of Merger with the Secretary of State of the State of Minnesota or in connection with the IPO and the consummation of the other Formation Transactions, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or any Governmental Authority or under any applicable Laws is required to be obtained by RESI in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 4.05                       NO VIOLATION.  None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the Organizational Documents of RESI, (b) any covenants, conditions and restrictions binding any of the Properties, (c) any other agreement, document or instrument to which RESI is a party or by which any of its assets or properties (including the Properties) are bound by or (d) any term or provision of any judgment, order, writ, injunction, or decree binding on RESI  (or its assets or properties).

Section 4.06                       NO INSOLVENCY PROCEEDINGS.  No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to RESI’s knowledge, threatened against RESI, nor are any such proceedings contemplated by RESI.

Section 4.07                       SECURITIES LAW MATTERS.  RESI acknowledges that: (a) the REIT and Operating Partnership intend the offer and issuance of any REIT Shares or OP Units to any Pre-Formation Participants to be exempt from registration under the Securities Act and applicable state securities laws by virtue of the status of such equity holder as an Accredited Investor or other qualified sophisticated investor acquiring any REIT Shares or OP Units in a transaction exempt from registration pursuant to Rule 506 of Regulation D under the Securities Act, and (b) in issuing any REIT Shares or OP Units pursuant to the terms of this Agreement, the REIT and Operating Partnership are relying on the representations made by each equity holder electing to receive REIT Shares or OP Units as consideration in the Merger, which representations were set forth in Merger Consideration Election Form attached to the Proxy Statement for the Special Meetings of Members dated November     , 2012.

Section 4.08                       NO IMPLIED REPRESENTATIONS OR WARRANTIES.  Other than the representations and warranties expressly set forth in this Article IV and any other agreement entered into in connection with the Formation Transactions to which it is a party, RESI shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

Section 4.09                       NO SIDE LETTERS.  Except as set forth on Schedule 4.09, RESI has no side letters or other writing with the holders of the RESI Equity Interests which have the effect of establishing rights under, or altering or supplementing, the terms of RESI’s Organizational Documents.

Section 4.10                       SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF RESI.  The parties hereto agree and acknowledge that the representations and warranties set forth in this Article IV (other than Section 4.01, Section 4.02, Section 4.03 and Section 4.07) shall not survive the Closing.

Section 4.11                       HOLDBACK FOR REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT.   From and after the Closing, RESI agrees to indemnify and hold harmless the REIT, the Operating Partnership and Merger Sub and their respective officers, directors, affiliates, employees, agents and representatives, including the Surviving Entity (each an “Indemnified Party” and collectively, the “Indemnified Parties”), against any Claim (as defined in the Representation, Warranty and Indemnity Agreement) under the Representation, Warranty and Indemnity Agreement made pursuant to a Claim Notice (as defined therein) delivered before the first anniversary of the Closing Date to the extent relating to RESI or its properties or assets.  The amount of Losses recoverable by the Indemnified Parties under this Section 4.11 shall be the Final Working Capital Amount (it being understood that nothing in this Section 4.11 or elsewhere in this Agreement shall affect the Indemnified Parties’ rights to recover for any breach of the representations, warranties and covenants contained in this Agreement).  Any

Losses arising under this Section 4.11 shall be satisfied first from the Final Working Capital Amount and then pursuant to Article III of the Representation, Warranty and Indemnity Agreement.

ARTICLE V
COVENANTS AND OTHER AGREEMENTS

Section 5.01                       PRE-CLOSING COVENANTS.  During the period from the date hereof to the Closing Date (except as otherwise provided for or contemplated by this Agreement or in connection with the Formation Transactions), RESI shall use commercially reasonable efforts to conduct its business and operate and maintain the Properties in the ordinary course of business consistent with past practice, pay its obligations as they become due and payable, and use commercially reasonable efforts to preserve intact its current business organizations and preserve its relationships with customers, tenants, suppliers and others having business dealings with it, in each case consistent with past practice.  In addition, and without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date and except in connection with the Formation Transactions, RESI shall not without the prior written consent of the REIT, which consent may be withheld by the REIT in its sole discretion:

(a)                                 (i) declare, set aside or pay any dividends or distributions in respect of any RESI Equity Interests without the written consent of the REIT, which shall not be unreasonably withheld, (ii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any RESI Equity Interests or make any other changes to the equity capital structure of RESI or (iii) purchase, redeem or otherwise acquire any RESI Equity Interests or any other securities thereof;

(b)                                 issue, deliver, sell, transfer, dispose, mortgage, pledge, assign or otherwise encumber, or cause the issuance, delivery, sale, transfer, disposition, mortgage, pledge, assignment or other encumbrance of, any limited liability company or other equity interests in RESI or any Subsidiary of RESI or any other assets of RESI;

(c)                                  amend, modify or terminate any lease, contract or other instruments relating to the Properties, except in the ordinary course of business consistent with past practice;

(d)                                 amend its Organizational Documents;

(e)                                  adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(f)                                   materially alter the manner of keeping RESI’s books, accounts or records or the accounting practices therein reflected;

(g)                                  file an entity classification election pursuant to Treasury Regulation Section 301.7701-3(c) on Internal Revenue Service Form 8832 (Entity Classification Election) to treat RESI as an association taxable as a corporation for United States federal income tax purposes; make or change any other Tax elections; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; surrender of any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(h)                                 terminate or amend any existing insurance policies affecting the Properties that results in a  reduction in insurance coverage for the Properties;

(i)                                     knowingly cause or permit RESI to violate, or fail to use commercially reasonable efforts to cure any violation of, any applicable Laws; or

(j)                                    authorize, commit or agree to take any of the foregoing actions.

Section 5.02                       CONSENT AND WAIVER OF RIGHTS UNDER ORGANIZATIONAL DOCUMENTS.  As of the Closing, RESI waives and relinquishes all rights and benefits otherwise afforded to RESI under its Organizational Documents including, without limitation, any rights of appraisal, rights of first offer or first refusal, buy/sell agreements, put, option or similar parallel exit or dissenters’ rights in connection with the Formation Transactions and the IPO and any right to consent to or approve of the sale or contribution or other transaction undertaken by any equity holder of RESI of their RESI Equity Interests in connection with the Merger and any and all notice provisions related thereto.  RESI acknowledges that the agreements contained herein and the transactions contemplated hereby and any actions taken in contemplation of the transactions contemplated hereby may conflict with, and may not have been contemplated by, the Organizational Documents of RESI or other agreements between one or more holders of such RESI Equity Interests and RESI and/or Provident.  With respect to RESI and each Property in which a RESI Equity Interest represents a direct or indirect interest, RESI expressly gives all consents (and any consents necessary to authorize the proper parties in interest to give all consents) and waivers it is entitled to give that are necessary or desirable to facilitate the contribution or other Formation Transactions relating to RESI or such Property.  In addition, if the transactions contemplated hereby occur, this Agreement shall be deemed to be an amendment to the Organizational Documents of RESI to the extent the terms herein conflict with the terms thereof, including without limitation, terms with respect to allocations, distributions and the like.  In the event the transactions contemplated by this Agreement do not occur, nothing in this Agreement shall be deemed to be or construed as an amendment or modification of, or commitment of any kind to amend or modify, the Organizational Documents of RESI, which shall remain in full force and effect without modification.

Section 5.03                       ADDITIONAL CONSIDERATION.  As specified on Schedule 5.03, the Operating Partnership shall distribute or cause to be distributed or paid out to the holders of RESI Equity Interests in cash (a) following the Closing and after such amounts are reasonably determinable, the Additional Purchase Price as additional consideration for such holders’ RESI Equity Interests and (b) on the first anniversary of Closing, subject to Section 4.11, any Final Working Capital Amount payable to the holders of RESI Equity Interests, such that each holder of a RESI Equity Interest receives its Allocated Share of the Additional Consideration.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.01                       COMMERCIALLY REASONABLE EFFORTS BY THE REIT, THE OPERATING PARTNERSHIP AND RESI.  Each of the REIT, the Operating Partnership and Merger Sub, on the one hand, and RESI, on the other hand,  shall use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (b) promptly making (or causing to be made) any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits and authorizations.

Section 6.02                       TAX MATTERS.

(a)                                 RESI shall timely file or cause to be timely filed when due all Tax returns required to be filed by or with respect to it on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon.  All such Tax returns (including, for the avoidance of doubt, any amended Tax returns) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law.

(b)                                 The Operating Partnership shall prepare or cause to be prepared and file or cause to be filed all income Tax returns of RESI which are due after the Closing Date.  All such income Tax returns (including, for the avoidance of doubt, any amended Tax returns) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. With respect to income Tax returns of RESI which are due after the Closing Date, but which include a period prior to the Closing Date, the Operating Partnership shall deliver such income Tax returns to Provident no later than ten (10) days prior to the due date (including extensions) for filing such income Tax returns for its review and approval, which approval shall not be unreasonably withheld.

(c)                                  The Operating Partnership shall prepare or cause to be prepared all other Tax returns of RESI which are due after the Closing Date.

Section 6.03                       WITHHOLDING CERTIFICATE.  Prior to Closing, RESI shall deliver to the REIT and the Operating Partnership such forms and certificates, duly executed and acknowledged, in form and substance reasonably satisfactory to the Operating Partnership (including any relevant forms or certificates provided to RESI by a holder of RESI Equity Interests), certifying that the payment of consideration in the Merger is exempt from withholding under Section 1445 of the Code and any similar withholding rules under applicable state, local or foreign Tax Laws.

Section 6.04                       TAX ADVICE.  None of the REIT, the Operating Partnership or Merger Sub makes any representations or warranties to RESI or any holder of RESI Equity Interests regarding the Tax treatment of the Merger or the other Formation Transactions, or with respect to any other Tax consequences to RESI or any holder of RESI Equity Interests of this Agreement, the Merger or the other Formation Transactions.  RESI acknowledges that RESI and the holders of RESI Equity Interests are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other Formation Transactions.

Section 6.05                       ALTERNATE TRANSACTION.  If the REIT determines that a structure change is necessary, advisable or desirable, the REIT may elect, in its sole and absolute discretion, to effect the Alternate Transaction, and in such case RESI hereby agrees and consents to such election, without the need for the Operating Partnership to seek any further consent or action from RESI, and agrees that the parties shall undertake the Alternate Transaction and shall, and it shall cause its equity holders, enter into such agreements as shall be necessary to consummate the Alternate Transaction; provided that the tax treatment of the Merger Consideration to the holders of RESI Equity Interests results in equal or lower taxation.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.01                       CONDITION TO EACH PARTY’S OBLIGATIONS.  The respective obligation of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Effective Time, of the following conditions:

(a)                                 REGISTRATION STATEMENT.  The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.  This condition may not be waived by any party.

(b)                                 NO INJUNCTION.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction, stay or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing.

(c)                                  OPERATING PARTNERSHIP AGREEMENT.  The Operating Partnership Agreement, in substantially the form attached hereto as Exhibit C (with such changes as may be agreed to by the Operating Partnership, the REIT and Provident), shall have been executed and delivered by the partners of the Operating Partnership and shall be in full force and effect and, except as contemplated by Section 2.02(a) or the other Formation Transaction Documents, shall not have been amended or modified.

(d)                                 IPO CLOSING.  The closing of the IPO shall occur substantially concurrently with the Closing.

(e)                                  CONSENTS. All necessary consents and approvals of Governmental Authorities or third parties for RESI to consummate the Merger shall have been obtained.

(f)                                   FORMATION TRANSACTIONS. The Formation Transactions shall have been or shall simultaneously be consummated in accordance with the timing set forth in the respective Formation Transaction Documentation.

(g)                                  MANAGEMENT AGREEMENT.  The REIT shall have received a copy of the Management Agreement in substantially the form attached as Exhibit D (with such changes as may be agreed to by the Operating Partnership, the REIT and Provident) executed by the parties thereto.

(h)                                 PROPERTY MANAGEMENT AND ACQUISITION SERVICES AGREEMENT.  The Operating Partnership shall have received a copy of the Property Management and Acquisition Services Agreement in substantially the form attached as Exhibit E (with such changes as may be agreed to by the Operating Partnership, the REIT and Provident) executed by the parties thereto.

Section 7.02                       CONDITIONS TO OBLIGATIONS OF RESI.  The obligations of RESI to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which, except as provided below,  may be waived by RESI, in whole or in part):

(a)                                 REPRESENTATIONS AND WARRANTIES.  Except as would not have a REIT Material Adverse Effect, each of the representations and warranties of the REIT, the Operating Partnership and Merger Sub contained in this Agreement; Two Harbors LLC and Two Harbors contained in the Formation Transaction Documentation to which they are a party; the Manager contained in the Management Agreement; and the Operating Subsidiary contained in the Property Management and Acquisition Services Agreement shall be true and correct in all material respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date) and RESI shall have received a certificate to that effect dated the Closing Date and signed on behalf of each of the REIT, the Operating Partnership and Merger Sub by an authorized Person.

(b)                                 PERFORMANCE BY THE REIT, THE OPERATING PARTNERSHIP AND MERGER SUB.  Except as would not have a REIT Material Adverse Effect, each of the REIT, the Operating Partnership and Merger Sub shall have performed all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date and RESI shall have received a certificate to that effect dated the Closing Date and signed on behalf of each of the REIT, the Operating Partnership and Merger Sub by an authorized Person.

(c)                                  REGISTRATION RIGHTS AGREEMENTS.  The REIT shall have entered into the registration rights agreements substantially in the form attached as Exhibit F-1 and F-2.  This condition may not be waived by any party.

Section 7.03                       CONDITIONS TO OBLIGATIONS OF THE REIT, THE OPERATING PARTNERSHIP AND MERGER SUB.  The obligations of the REIT, the Operating Partnership and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the REIT, the Operating Partnership and Merger Sub, in whole or in part):

(a)                                 REPRESENTATIONS AND WARRANTIES.  Except as would not have a RESI Material Adverse Effect, each of the representations and warranties of RESI contained in this Agreement, as well as those of Provident under the Representation, Warranty and Indemnity Agreement, shall be true and correct in all respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date) and the REIT, the Operating Partnership and Merger Sub shall have received certificates to that effect dated the Closing Date and signed on behalf of RESI and Provident, respectively, by an authorized Person.

(b)                                 PERFORMANCE BY RESI.  RESI shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date and the REIT, the Operating Partnership, and Merger Sub shall have received a certificate to that effect dated the Closing Date and signed on behalf of RESI by an authorized Person.  Provident shall have performed in all material respects all agreements and covenants under the Representation, Warranty and Indemnity Agreement to be performed or complied with by it on or prior to the Closing Date and the REIT, the Operating Partnership and Merger Sub shall have received a certificate to that effect dated the Closing Date and signed on behalf of Provident by an authorized Person.

(c)                                  NO MATERIAL ADVERSE CHANGE.  There shall have not occurred between the date hereof and the Closing Date any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of RESI and the Properties, taken as a whole.

(d)                                 REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT.  Provident shall have entered into the Representation, Warranty and Indemnity Agreement.

(e)                                  LOCK-UP AGREEMENTS.

(i)                                     Each of the Pre-Formation Participants that will receive REIT Shares in connection with the Formation Transactions shall have entered into the Investor Lock-Up Agreement substantially in the form attached as Exhibit G.

(ii)                                  Each officer and director of the REIT named in the Registration Statement shall have entered into a Management Lock-Up Agreement providing for a 180-day lock-up period in a form acceptable to the REIT and Operating Partnership.

(iii)                               Irvin Kessler and each partner of Pine River Domestic Management L.P. who receives shares of the REIT in connection with the IPO or the Formation Transactions, whether directly, through a distribution by Two Harbors, or otherwise, shall have entered into the Extended Lock-Up Agreement providing for a one-year lock-up period in a form acceptable to the REIT and Operating Partnership.

(f)                                   OPINION.  The REIT shall have received the opinion of Barnes & Thornburg LLP covering the matters set forth in Schedule 7.03(f).

(g)                                  TERMINATION OF PROVIDENT AGREEMENTS WITH MANAGER.  Those certain Property Management Agreements and Letter Agreements by and between the Manager and each Provident Entity, each dated as of March 26, 2012 shall have been terminated and any Termination Fee (as defined in the Letter Agreements) that would otherwise be payable under such agreements shall have been waived.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.01                       NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

if to the REIT, the Operating Partnership or Merger Sub to:

Silver Bay Realty Trust Corp.
601 Carlson Parkway, Suite 250
Minnetonka, Minnesota 55305
Attention: Chief Executive Officer

if to RESI to:

c/o Provident Real Estate Advisors LLC
14601 - 27th Avenue North, Suite 102
Plymouth, Minnesota 55447
Attention: Chief Investment Officer

Section 8.02                       DEFINITIONS.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)                                 “Accredited Investor” has the meaning set forth under Regulation D of the Securities Act.

(b)                                 “Acquisition Cash Amount” means an amount of cash contributed by Two Harbors LLC to Two Harbors Property to purchase additional properties between the Initial Valuation and the Closing and to renovate such additional properties.

(c)                                  “Additional Purchase Price” has the meaning set forth in Schedule 5.03.

(d)                                 “Adjusted Acquisition Cost” means, with respect to a property, (i) the actual purchase price and commissions paid for such property by a Participating Entity plus (ii) (a) if the property was leased or available for lease as of the date of the Valuation, the actual capitalized renovation costs incurred as of such date or (b) if such property is not leased or available for lease as of the date of the Valuation, the estimated renovation cost for such property calculated in a manner agreed to by the REIT, Two Harbors and Provident.

(e)                                  “Adjusted Cash Date” has the meaning set forth in Section 8.02(hhh).

(f)                                   “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(g)                                  “Aggregate Merger Consideration” means the maximum number of REIT Shares to be issued to holders of RESI Equity Interests in the Merger (or the aggregate of such REIT Shares, OP Units and amounts paid in cash of equivalent amount, as the context requires), which maximum number shall be equal to the product determined by multiplying a number of shares to be agreed upon between Provident, Two Harbors and the REIT by a fraction the numerator of which is the Valuation of the Properties of RESI and the denominator of which is the sum of the aggregate Valuation of the properties of the Participating Entities, plus the Acquisition Cash Amount and any Subsequent Acquisition Cash Amount to the extent not applied to the properties reflected in the Valuations.

(h)                                 “Allocated Share of the Aggregate Merger Consideration” means the dollar amount of distributions that would be allocated to a Pre-Formation Participant that is a holder of a RESI Equity Interest in accordance with Section 6.02 of the Limited Liability Company Operating Agreement of RESI if the Properties were sold for a dollar amount equal to the product determined by multiplying the Aggregate Merger Consideration by the IPO Price.

(i)                                     “Allocated Share of the Additional Consideration” means the dollar amount of distributions that would be allocated to a Pre-Formation Participant that is a holder of RESI Equity Interests in accordance with Section 6.02 the Limited Liability Company Operating Agreement of RESI in respect of the Additional Consideration, after taking into account the distributions to such Pre-Formation Participant of its Allocated Share of the Aggregate Merger Consideration.

(j)                                    “Alternate Transaction” means (i) a contribution of the assets held by RESI to the Operating Partnership in exchange for the amount of cash and the number of OP Units and/or REIT Shares that were to be issued pursuant to this Agreement, (ii) a contribution by each holder of direct or indirect equity interests in RESI to the Operating Partnership in exchange for the amount of cash and the number of OP Units and/or REIT Shares that would have otherwise been received by such holder of direct or indirect equity interests pursuant to this Agreement, (iii) the restructuring of the Merger as either (x) a merger of RESI with and into either the REIT or the Operating Partnership or a wholly owned subsidiary of the REIT or (y) a merger of a wholly owned subsidiary of the REIT or the Operating Partnership with and into RESI, in each case in exchange for the amount of cash and the number of OP Units and/or REIT Shares that were to be issued pursuant to this Agreement, or (iv) any other transaction pursuant to which the REIT, the Operating Partnership or any of their Subsidiaries acquire the assets held by RESI or each holder of direct or indirect equity interests in RESI in a transaction pursuant to which each holder of direct or indirect interests in  RESI receives the amount of cash, the number of OP Units and/or the number of REIT Shares that were to be received by such holder pursuant to this Agreement (or a portion thereof equal in value to the value of the portion of such assets acquired by the REIT, the Operating Partnership or any of their Subsidiaries pursuant to such Alternate Transaction).

(k)                                 “AVM Date” has the meaning set forth in Section 8.02(hhh).

(l)                                     “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Minnesota.

(m)                             “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(n)                                 “Dissenting Interest” has the meaning set forth in Section 1.11.

(o)                                 “Elected Cash Amount” means, in the case of a Pre-Formation Participant that has made a Valid Election to receive its Merger Consideration in the form of cash, an amount of cash equal to the product determined by multiplying the number of REIT Shares to which such holder of RESI Equity Interests would have been entitled as Merger Consideration by the IPO Price.

(p)                                 “Elected OP Unit Amount” means, in the case of a Pre-Formation Participant that has made a Valid Election to receive its Merger Consideration in the form of OP Units, a number of OP Units equal to the number of REIT Shares to which such holder of RESI Equity Interests would have been entitled as Merger Consideration.

(q)                                 “Elected REIT Share Amount” means, in the case of a Pre-Formation Participant that has made a Valid Election to receive its Merger Consideration in the form of REIT Shares the number of REIT Shares constituting the Merger Consideration.

(r)                                    “Election Form” means the forms provided to each holder of Pre-Formation Interests to make such holder’s irrevocable elections with respect to consideration to be received in the Formation Transaction.

(s)                                   “Environmental Laws” means all federal, state and local Laws governing pollution or the protection of human health or the environment.

(t)                                    “Extended Lock-Up Agreement” means that certain Lock-Up Agreement, by and between the REIT and certain partners of Pine River Domestic Management L.P. and Irvin Kessler.

(u)                                 “Final Working Capital Amount” has the meaning set forth in Schedule 5.03.

(v)                                 “Formation Transaction Documentation” means all of the agreements and plans of merger relating to all Merger Entities (including this Agreement) and all contribution agreements of the Contribution Entities and Two Harbors LLC and related documents and agreements substantially in the forms accompanying the Proxy Statement for the Special Meetings of Members dated November 13, 2012 and identified in Exhibit H hereto, pursuant to which all of the Participating Entities and/or the equity interests in the Participating Entities held by the Pre-Formation Participants are to be acquired by the REIT or the Operating Partnership, directly or indirectly, as part of the Formation Transactions.

(w)                               “Formation Transactions” means the transactions contemplated by this Agreement and the other Formation Transaction Documentation.

(x)                                 “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(y)                                 “Initial Valuation” means the first Valuation conducted, the results of which are included in the Registration Statement.

(z)                                  “Investor Lock-Up Agreement” means that certain Lock-Up Agreement, by and between the underwriters and each Pre-Formation Participant receiving REIT Shares.

(aa)                          “IPO Closing Date” means the closing date of the IPO.

(bb)                          “IPO Price” means the initial public offering price of a REIT Share in the IPO.

(cc)                            “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority, including, without limitation, zoning, land use or other similar rules or ordinances.

(dd)                          “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(ee)                            “Limited Liability Company Operating Agreement” of RESI means the Limited Liability Company Operating Agreement of Provident Residential Real Estate Fund LLC dated as of October 14, 2010.

(ff)                              “Management Agreement” means that certain management agreement among the REIT, the Operating Partnership and PRCM Real Estate Advisers LLC to be dated as of the Closing Date.

(gg)                            “Management Lock-Up Agreement” means that certain Lock-Up Agreement, by and between the underwriters and each executive officer and director of the REIT and/or the Operating Partnership.

(hh)                          “Manager” means PRCM Real Estate Advisers LLC, a Delaware limited liability company.

(ii)                                  “Maximum Cash Amount” means an amount of cash determined by multiplying the (i) IPO Price by (ii) the Provident Consideration by (iii) 10%.

(jj)                                “Maximum Cash Amount Available for Proration” means the Maximum Cash Amount less amounts payable in the Formation Transactions to Pre-Formation Participants in the Provident Entities that are not Accredited Investors and the amount of cash merger consideration that would be otherwise potentially payable to Persons that have exercised dissenters’ rights in connection with a Merger.

(kk)         “Merger Consideration” means, with respect to a Pre-Formation Participant in RESI, the number of REIT Shares equal to the product determined by multiplying the Aggregate Merger Consideration by a fraction the numerator of which is a Pre-Formation Participant’s Allocated Share of the Aggregate Merger Consideration and the denominator of which is the product determined by multiplying the Aggregate Merger Consideration by the IPO Price which shall be payable in the Elected REIT Share Amount, the Elected Cash Amount, the Elected OP Unit Amount or otherwise in OP Units as provided hereunder.

(ll)           “Operating Partnership Agreement” means the agreement of limited partnership of the Operating Partnership, as amended and restated and in effect immediately prior to the Effective Time.

(mm)      “Operating Subsidiary” means Silver Bay Property Corp., a Delaware corporation.

(nn)         “Organizational Documents” means the articles of organization, member control agreement, limited liability company agreement or operating agreement of RESI or any similar documents.

(oo)         “Participating Entity” means a Contribution Entity, a Merger Entity or Two Harbors Property, as applicable.  As used herein, “Participating Entities” refer to each Participating Entity, collectively.

(pp)         “Permitted Liens” means (i) Liens, or deposits made to secure the release of such Liens, securing Taxes, the payment of which is not delinquent or the payment of which (including, without limitation, the amount or validity thereof) is being contested in good faith by appropriate proceedings for which adequate reserves have been made in accordance with GAAP; (ii) zoning, entitlement, building and other land use Laws imposed by governmental agencies having jurisdiction over the Properties; (iii) covenants, conditions, restrictions, easements for public utilities, encroachments, rights of access or other non-monetary matters that do not materially impair the use of the Properties for the purposes for which they are currently being used or proposed to be used in connection with the relevant Person’s business; (iv) Liens arising under leases in effect as of the Closing Date; (v) any exceptions contained in any title policy delivered by RESI relating to the Properties as of the Closing Date, none of which substantially and materially impair the use of the Properties for the purposes for which they are currently being used in connection with the relevant Person’s business or relating to or arising from any unfilled obligations of RESI or any previous owner of a Property or Lien voluntarily incurred by RESI or any previous owner of a Property; and (vi) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable and which are not, in the aggregate, material to the business, operations and financial condition of the Properties so encumbered.

(qq)         “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(rr)           “Pre-Formation Interests” means the interests held by the Pre-Formation Participants in the Participating Entities.

(ss)          “Pre-Formation Participants” means the holders of the direct and indirect equity interests in the relevant Participating Entities immediately prior to the Formation Transactions.

(tt)           “Pro-Rata Share” means an amount of cash equal to the product determined by multiplying the Maximum Cash Available for Proration by a fraction the numerator of which is the Elected Cash Amount of the Pre-Formation Participant in RESI and the denominator of which is the elected cash amounts of all Pre-Formation Participants in the Provident Entities.

(uu)         “Property Management and Acquisition Services Agreement” means that certain property management and acquisition services agreement between the Operating Partnership and the Operating Subsidiary to be dated as of the Closing Date.

(vv)         “Provident Consideration” means the maximum number of REIT shares to be issued to the members of the Provident Entities in exchange for their interest in the Provident Entities.

(ww)       “Provident Entities” means, collectively, the Contribution Entities and the Merger Entities.

(xx)         “REIT Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the REIT and its Subsidiaries, taken as a whole.

(yy)         “Representation, Warranty and Indemnity Agreement” means the Representation, Warranty and Indemnity Agreement, dated as of the date hereof, by and among the REIT, the Operating Partnership and Provident, in substantially the form attached as Exhibit J.

(zz)         “RESI Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of RESI.

(aaa)      “Side Letter” means that certain letter agreement to be entered into by and among the REIT, the Manager, the Operating Subsidiary, Two Harbors, Two Harbors Property and Provident.

(bbb)      “Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

(ccc)       “Subsequent Acquisition Cash Amount” means, if a Subsequent Valuation shall be required, any additional amount funded by Two Harbors LLC to purchase additional properties between such Subsequent Valuation and the Closing.

(ddd)      “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) fifty percent (50%) or more of the voting power of the voting capital stock or other equity interests, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

(eee)       “Tax” means all federal, state, local and foreign income, gross receipts, license, property, withholding, sales, franchise, employment, payroll, goods and services, stamp, environmental, customs duties, capital stock, social security, transfer, alternative minimum, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto, whether or not disputed.

(fff)        “Two Harbors Consideration” means the maximum number of REIT Shares to be issued to Two Harbors LLC in exchange for its interest in Two Harbors Property.

(ggg)       “Valid Election” means, with respect to any RESI Equity Interest, an irrevocable election to receive all or a portion of the Merger Consideration in the form of cash, or OP Units or REIT Shares as indicated on the properly completed and timely received Election Form of the holder of such RESI Equity Interest or an Election Form as to which any deficiencies have been waived by the REIT. In no event shall a holder of any RESI Equity Interest be entitled to receive Merger Consideration in excess of the number of REIT Shares to which it is entitled as Merger Consideration, with each OP Unit being treated as a REIT Share and the amount of cash being treated as a number of REIT Shares equal to such amount of such cash divided by the IPO Price.

(hhh)      “Valuation” means (i) the dollar amount determined by the most recent application of the Automated Valuation Model described on Exhibit I hereto on all properties owned by a Participating Entity that were acquired on or before August 31, 2012 (the “AVM Date”) plus (ii) the Adjusted Acquisition Cost of all properties owned by a Participating Entity that were acquired on or after September 1, 2012 (the “Adjusted Cash Date”).

Section 8.03        COUNTERPARTS.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 8.04        ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES.  This Agreement, the other Formation Transaction Documentation and the Consent Forms to which the parties hereto are a party, including, without limitation, the exhibits and schedules hereto and thereto, constitute the entire agreement and, except as set forth in Section 1.10, supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement.  This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement is sought.

Section 8.05        GOVERNING LAW.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the Laws of the State of Minnesota are mandatorily applicable to the Merger.

Section 8.06        ASSIGNMENT.  This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that each of the Operating Partnership and Merger Sub may assign its rights and obligations hereunder to an Affiliate.

Section 8.07        JURISDICTION.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the County of Hennepin, Minnesota, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

Section 8.08        DISPUTE RESOLUTION.  The parties intend that this Section 8.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

(a)           Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute.  All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose.  The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation.  Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 8.08(c) below without regard to any such ten (10) Business Day negotiation period.

(b)           Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 8.08(a) above shall be submitted to final and binding arbitration in Hennepin County, Minnesota, before one neutral and impartial arbitrator, in accordance with the Laws of the State of Delaware for agreements made in and to be performed in that State.  The arbitration shall be administered by JAMS, Inc. (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof.  One arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof.  The arbitrator shall designate the place and time of the hearing.  The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible.  The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing.  The arbitration award shall be final and binding on the parties and not subject to collateral attack.  Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c)           Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof.  Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d)           The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs, and expenses of the arbitrator.  The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

Section 8.09        SEVERABILITY.  Each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision is held invalid, illegal or unenforceable under applicable law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 8.10        RULES OF CONSTRUCTION.

(a)           The parties hereto agree that they have had the opportunity to be represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b)           The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

Section 8.11        EQUITABLE REMEDIES.  The parties agree that irreparable damage would occur to the REIT and the Operating Partnership in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the REIT and the Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by RESI and to enforce specifically the terms and provisions hereof in any federal or state court located in Hennepin County, Minnesota, this being in addition to any other remedy to which the REIT and the Operating Partnership is entitled under this Agreement or otherwise at law or in equity.

Section 8.12        TIME OF THE ESSENCE.  Time is of the essence with respect to all obligations under this Agreement.

Section 8.13        DESCRIPTIVE HEADINGS.  The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.14        NO PERSONAL LIABILITY CONFERRED.  This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, member, employee or stockholder of the REIT, Operating Partnership, Merger Sub or RESI.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

SILVER BAY REALTY TRUST CORP., a Delaware limited partnership

By:
Name:
Title:

SILVER BAY OPERATING PARTNERSHIP L.P., a Delaware limited partnership

By:	SILVER BAY MANAGEMENT LLC, a Delaware limited liability company Its General Partner

By:
Name:
Title:

SB RESI I MERGER SUB LLC,
a Minnesota limited liability company

By: SILVER BAY OPERATING PARTNERSHIP L.P., a Delaware limited partnership, its Managing Member

By:
Name:
Title:

PROVIDENT RESIDENTIAL REAL ESTATE FUND LLC, a Minnesota limited liability company

By:	PROVIDENT REAL ESTATE ADVISORS LLC, a Minnesota limited liability company

By:
Name:
Title:

PROVIDENT REAL ESTATE ADVISORS LLC, a Minnesota limited liability company

By:
Name:
Title:

[Signature Page to Provident Residential Real Estate Fund LLC Agreement and Plan of Merger]